UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2004

JMAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware

(State or other jurisdiction of incorporation)

1-10515	68-0131180

(Commission File No.)	(IRS Employer Identification No.)

5800 Armada Drive, Carlsbad, California 92008

(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code (760) 602-3292

Not Applicable

(Former name of or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On September 7, 2004, JMAR Technologies, Inc. (“JMAR”) entered into an Agreement of Purchase and Sale of Assets (“Purchase Agreement”) with Gregory M. Quist and David A. Drake, doing business as The LXT Group (the “Sellers”), providing for the purchase by JMAR of all of the CORTS-related (BioSentry-TM) assets of The LXT Group. The Purchase Agreement, excluding immaterial attachments, is attached to this Report as Exhibit 10.1. The Purchase Agreement provides for the purchase by JMAR of the BioSentry assets at a Closing Date scheduled for early January, 2005, subject to the satisfaction of agreed-upon development and marketing milestones and other customary closing conditions. The purchase price consists of the payment of (i) $125,000 in cash, (ii) cancellation of $125,000 in promissory notes, (iii) a total of 180,000 shares of JMAR common stock and (iv) contingent payment rights based on the revenue and “residual income” generated by the BioSentry business over the next ten years (“Future Payment Rights”). The Future Payment Rights consist of the payment of a) 2% of sales from the BioSentry business for each of the next five years and 1% of sales for the two years thereafter, and b) 25% of the “residual income” for each of the next five years and 4% of the “residual income” for the five years thereafter. No payments under the Future Payment Rights will be made unless and until the cumulative cash from the BioSentry business is sufficient to repay JMAR’s total investment in the BioSentry business, plus accrued interest. The maximum payment under the Future Payment Rights is $20 million. One-half of the purchase price consideration will be paid to each Seller.

     JMAR has also agreed that at the Closing it will execute Employment Agreements with the two Sellers with three year terms and other terms contained in the form attached as Exhibit A to the Purchase Agreement. The JMAR shares issued to a Seller at the Closing will vest in one-third increments over a three year period. The unvested shares held by a Seller are forfeitable in the event that said Seller’s employment is terminated for cause or if said Seller terminates his employment without a good reason, as defined in the respective Employment Agreements.

     In June, 2004, JMAR and Sellers entered into an Alliance Agreement which, among other things, provided for the funding of the development of the BioSentry system and contemplated the subsequent execution of the Purchase Agreement described above. Pursuant to the Alliance Agreement, JMAR agreed to fund the pre-Closing development of the BioSentry system in an amount not to exceed $1 million, including the provision of cash, cost of labor, consulting fees, facility improvements, equipment and materials. JMAR’s funding commitment is conditioned upon the continued achievement of agreed-upon development and marketing milestones within the agreed-upon budget. This funding obligation is continued in the Purchase Agreement. JMAR is currently a party to Consulting Agreements with Sellers which will be replaced at the Closing Date with the Employment Agreements described above. Concurrently with the execution of the Alliance Agreement, JMAR loaned Quist and Drake a total of $125,000, the entire amount of which will be cancelled on the Closing Date as discussed above.

     On September 8, 2004, JMAR issued a Press Release announcing the execution of the Purchase Agreement, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01 Exhibits.

Exhibit 10.1	Agreement of Purchase and Sale of Assets, dated September 7, 2004, between JMAR Technologies, Inc., on the one hand, and Gregory M. Quist and David A. Drake, doing business as The LXT Group, on the other hand, with a form of Employment Agreement attached as Exhibit A thereto (“Purchase Agreement”).

Exhibit 99.1	Press Release issued on September 8, 2004 announcing the execution of the Purchase Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: September 8, 2004	JMAR TECHNOLOGIES, INC. (Registrant)
	By:	/s/ JOSEPH G. MARTINEZ
Joseph G. Martinez
Senior Vice President & General Counsel